Exhibit 23.01

The Board of Directors

Cadence Design Systems, Inc.:

We consent to the use of our reports dated February 21, 2013, with respect to the consolidated balance sheets of Cadence Design Systems, Inc. and subsidiaries as of December 29, 2012 and December 31, 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 29, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 29, 2012, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

May 8, 2013